Exhibit 99.1

DGSE Companies, Inc. Announces Continued Profitability in 2Q17

DALLAS – August 11, 2017 - DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced in its Form 10-Q an 8% increase in revenues and a 23% increase in gross profit for the three months ended June 30, 2017 as compared to the same period in 2016. DGSE also reported a 6% decrease in selling, general and administrative expenses and a 51% decrease in interest expense for the three months ended June 30, 2017 as compared to the same period in 2016. The Company previously reported that it returned to first-quarter profitability in 2017 for the first time in four years.

“These encouraging second-quarter numbers reflect what we believe is a continued change of course toward profitability for DGSE following implementation of significant new business strategies” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer since mid-December 2016.

“DGSE has returned to its roots, focusing on buying and selling jewelry and timepieces at exceptional prices. Our strategy is to be an information resource for clients, bring transparency to purchase and sale transactions, and offer value and liquidity to those seeking to buy, sell or trade jewelry, watches, diamonds or coins,” added Loftus.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. In addition to its retail facilities in South Carolina and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to execute on new business strategies, market conditions and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Contacts

DGSE Companies, Inc.

Bret Pedersen, 972-587-4024

bpedersen@dgse.com